EXHIBIT 99.2

Unaudited pro forma condensed combined financial information

On March 1, 2018, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among Microchip Technology Incorporated, a Delaware corporation (“Microchip”, or the “Company”), Maple Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Microchip (the “Merger Sub”), and Microsemi Corporation (“Microsemi”), a Delaware corporation, pursuant to which, Merger Sub will be merged with and into Microsemi, with Microsemi surviving as a direct wholly-owned subsidiary of Microchip (the “Merger”). The following unaudited pro forma combined balance sheet and statements of operations are presented to give effect to the Merger. The pro forma information was prepared based on the historical financial statements and related notes of Microchip and Microsemi, as adjusted for the pro forma impact of applying the acquisition method of accounting in accordance with GAAP. The pro forma adjustments are based upon available information and assumptions that Microchip believes are reasonable. The allocation of the purchase price of the Microsemi acquisition reflected in these unaudited pro forma combined financial statements has been based upon preliminary estimates of the fair value of assets acquired and liabilities assumed upon consummation of the Merger. The pro forma adjustments are therefore preliminary and have been prepared to illustrate the estimated effect of the Merger and the related financing transactions undertaken in connection with the Merger set forth in Note 1 (the “Transactions”). This preliminary information is subject to change and such changes may be material.

The unaudited pro forma combined balance sheet has been prepared to reflect the transaction as if the transaction had occurred on March 31, 2018. The unaudited pro forma combined statements of operations combine the results of operations of Microchip and Microsemi for the fiscal year ended March 31, 2018 and four fiscal quarters ended April 1, 2018, respectively, as if the transaction had occurred on April 1, 2017. Microsemi’s fiscal year ended on October 1, 2017. Therefore, the results of operations for Microsemi for the four fiscal quarters ended April 1, 2018 have been calculated as described in Note 7.

The unaudited pro forma combined financial statements were prepared using the acquisition method of accounting with Microchip treated as the acquiring entity. Accordingly, the aggregate value of the consideration to be paid by Microchip to complete the Merger has been allocated to the assets to be acquired and liabilities to be assumed from Microsemi based upon their estimated fair values on the closing date of the Transactions. Microchip has not completed the detailed valuations necessary to estimate the fair value of the assets acquired and the liabilities assumed from Microsemi and the related allocations of purchase price, nor has Microchip identified all adjustments necessary to conform Microsemi’s accounting policies to Microchip’s accounting policies. Additionally, a final determination of the fair value of assets acquired and liabilities assumed from Microsemi will be based on the actual net tangible and intangible assets and liabilities of Microsemi that will exist as of the closing date. Accordingly, the pro forma purchase price adjustments presented herein are preliminary, and may be revised to reflect any final purchase price adjustments and any additional analyses we perform. Microchip estimated the fair value of Microsemi’s assets and liabilities based on discussions with Microsemi’s management and due diligence. As the final valuations are completed, increases or decreases in the fair value of relevant balance sheet amounts will result in adjustments, which may result in material differences from the information presented herein.

The unaudited pro forma condensed combined financial information includes certain pro forma adjustments that are intended to provide information about the continuing impact of the Merger on Microchip’s financial position and results of operations. The historical financial information is adjusted in the unaudited condensed combined pro forma financial statements to give effect to unaudited pro forma adjustments that are (1) directly attributable to the Merger, (2) factually supportable, and (3) with respect to the unaudited pro forma condensed combined statement of operations, expected to have a continuing impact on the consolidated operating results. The pro forma adjustments set forth in the unaudited pro forma condensed combined financial information reflect, among other things, the following:

•	estimated issuance of additional indebtedness to finance the transaction;

•	issuance of cash consideration by Microchip in the transaction;

•	alignment of Microsemi’s accounting policies to Microchip’s accounting policies;

•	transaction costs in connection with the Merger;

•	impact of purchase accounting; and

•	tax effect of pro forma adjustments at the estimated effective income tax rate applicable to the adjustments.

Microchip expects to incur costs and realize benefits associated with integrating the operations of Microchip and Microsemi. The unaudited pro forma combined financial statements do not reflect the costs of any integration activities or any benefits that may result from operating efficiencies or revenue synergies. The unaudited pro forma condensed combined statement of operations does not reflect any non-recurring charges directly related to the Merger that the combined company may incur upon completion of the Transactions. These revisions, if any, could have a material impact on the accompanying unaudited pro forma condensed consolidated financial statements and Microchip’s future results of operations and financial position. Increases or decreases in the estimated fair value of the net assets acquired may change the amount of the purchase price allocated to goodwill resulting from the transaction and other acquired assets and liabilities. This may impact the unaudited condensed combined pro forma statement of operations due to an increase or decrease in the amount of amortization or depreciation of the adjusted assets.

These unaudited pro forma condensed combined financial statements reflect adjustments that, in the opinion of Microchip’s management, are necessary to present fairly the unaudited pro forma condensed combined results of operations and combined consolidated financial position of Microchip as of and for the periods indicated. The unaudited pro forma condensed combined financial information is for illustrative and informational purposes only and is not intended to represent or be indicative of what the financial condition or results of operations would have been had Microchip operated historically on a stand-alone basis or if the transaction had occurred on the dates indicated. The unaudited pro forma condensed combined financial information should not be considered representative of future combined financial condition or consolidated results of operations. Assumptions underlying the pro forma adjustments are described in the accompanying notes and should be read in conjunction with the unaudited pro forma condensed consolidated financial statements.

The unaudited pro forma financial statements and the accompanying notes should be read together with the historical financial statements of Microchip for the fiscal year ended March 31, 2018 filed by Microchip with the Securities and Exchange Commission (“SEC”) (“2018 Annual Report”) and the historical financial statements of Microsemi for the fiscal year ended October 1, 2017 and fiscal quarters ended December 31, 2017 and April 1, 2018, filed by Microsemi with the SEC.

Unaudited pro forma condensed combined balance sheet

As of March 31, 2018

(in millions)

	March 31, 2018 Microchip historical	April 1, 2018 Microsemi historical (unaudited)	Pro forma adjustments (Note 6)	Footnote (Note 6)	Pro forma combined
ASSETS
Cash and cash equivalents	$901.3	$223.2	$(893.0)	(1)	$231.5
Short-term investments	1,295.3	—	(1,295.3)	(1)	—
Accounts receivable, net	563.7	292.2	—		855.9
Inventories	476.2	265.6	412.7	(2)	1,154.5
Prepaid expenses and other current assets	119.8	71.9	—		191.7

Total current assets	3,356.3	852.9	(1,775.6)		2,433.6
Property, plant and equipment, net	767.9	223.8	22.4	(3)	1,014.1
Goodwill	2,299.0	2,538.4	1,639.5	(4)	6,476.9
Intangible assets, net	1,662.0	698.6	4,701.4	(5)	7,062.0
Long-term deferred tax assets	100.2	68.7	—	(8)	168.9
Other assets	71.8	87.7	—		159.5

Total assets	$8,257.2	$4,470.1	$4,587.7		$17,315.0

LIABILITIES AND EQUITY
Accounts payable	$144.1	$162.6	$—		$306.7
Accrued liabilities	235.9	131.0	125.0	(6)	491.9
Deferred income on shipments to distributors	333.8	—	—		333.8
Current portion of long-term debt	1,309.9	81.4	—		1,391.3

Total current liabilities	2,023.7	375.0	125.0		2,523.7
Long-term debt	1,758.4	1,800.5	6,019.1	(7)	9,578.0
Long-term income tax payable	748.6	86.1	—		834.7
Long-term deferred tax liability	205.8	84.6	642.0	(8)	932.4
Other long-term liabilities	240.9	37.5	—		278.4

Stockholders’ equity:
Preferred stock	—	—	—		—
Common stock	0.2	23.6	(23.6)	(9)	0.2
Additional paid-in capital	2,562.5	1,474.1	(1,461.1)	(9)	2,575.5
Treasury stock	(662.6)	—	—		(662.6)
Accumulated other comprehensive loss	(17.6)	1.8	(1.8)	(9)	(17.6)
Retained earnings	1,397.3	586.9	(711.9)	(9)	1,272.3

Total stockholders’ equity	3,279.8	2,086.4	(2,198.4)		3,167.8

Total liabilities and equity	$8,257.2	$4,470.1	$4,587.7		$17,315.0

See accompanying notes to the Unaudited pro forma condensed combined financial information

Unaudited pro forma condensed combined statement of income for the year ended March 31, 2018

(in millions, except per share amounts)

	Year ended March 31, 2018 Microchip historical	Four fiscal quarters ended April 1, 2018 Microsemi historical (unaudited)	Pro forma adjustments (Note 6)	Footnote (Note 6)	Pro forma combined
Net sales	$3,980.8	$1,894.3	$—		$5,875.1
Cost of sales	1,560.1	718.5	—		2,278.6

Gross profit	2,420.7	1,175.8	—		3,596.5

Operating expenses:
Research and development	529.3	354.2	—		883.5
Selling, general and administrative	452.1	349.6	—		801.7
Amortization of acquired intangible assets	485.5	192.0	308.0	(A)	985.5
Special (income) charges, net	17.5	23.6	—		41.1

	1,484.4	919.4	308.0		2,711.8
Operating income	936.3	256.4	(308.0)		884.7
Losses on equity method investments	(0.2)	—	—		(0.2)

Other income (expense):
Interest income	22.0	—	(22.0)	(B)	—
Interest expense	(199.0)	(90.3)	(263.0)	(C)	(552.3)
Loss on settlement of convertible debt	(16.0)	—	—		(16.0)
Other income, net	(5.8)	(39.3)	—		(45.1)

Income before income taxes	737.3	126.8	(593.0)		271.1
Income tax provision (benefit)	481.9	(49.1)	(131.4)	(D)	301.4

Net income	$255.4	$175.9	$(461.6)		$(30.3)

Basic net income per common share attributable to common stockholders	$1.10	$1.51			$(0.13)

Diluted net income per common share attributable to common stockholders	$1.03	$1.49			$—

Basic common shares outstanding	232.9	117.6	(117.6)	(E)	232.9

Diluted common shares outstanding	248.9	119.8	(119.8)	(E)	248.9

See accompanying notes to the Unaudited pro forma condensed combined financial information

Notes to the unaudited pro forma condensed combined financial information

Note 1—Description of the transaction

On March 1, 2018, Microchip announced its agreement to acquire Microsemi. Under the terms of the merger agreement executed on March 1, 2018, Microsemi stockholders will receive $68.78 per share in cash for each share of Microsemi common stock. The acquisition price represents a total equity value of about $8.1 billion, and a total enterprise value of about $9.8 billion, after excluding Microsemi’s cash and investments, net of debt, on its balance sheet as of April 1, 2018 of approximately $1.7 billion. In connection with the financing of the Merger, on May 18, 2018, Microchip entered into an Amended and Restated Credit Agreement, by and among Microchip, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent (the “Amended and Restated Credit Agreement”), pursuant to which Microchip’s existing Amended and Restated Credit Agreement, dated as of June 27, 2013, as amended and restated as of February 4, 2015, and as further amended or supplemented, among the Company, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent (the “Existing Microchip Credit Agreement”), was amended and restated in its entirety. The Amended and Restated Credit Agreement provides for (1) an approximately $3.8 billion secured revolving credit facility (the “Revolving Credit Facility”), which consists of an approximately $244.3 million tranche of revolving loan commitments that terminate on February 4, 2020 and a $3.6 billion tranche of revolving loan commitments that terminate on May 18, 2023 and (2), by its terms, permits a senior secured term loan facility (the “Term Loan Facility”) and the issuance of one or more series of senior secured or unsecured notes in an aggregate principal amount of up to $5.0 billion, in each case, to finance the Merger.

Microchip intends to finance the purchase price of the Merger through a combination of:

(1)	loans under the Term Loan Facility under the Amended and Restated Credit Agreement;

(2)	revolving loans under the Revolving Loan Facility under the Amended and Restated Credit Agreement;

(3)	other debt financing; and

(4)	Microchip’s and Microsemi’s cash and cash equivalents on hand at closing.

Note 2—Basis of pro forma presentation

The unaudited pro forma combined balance sheet has been prepared to reflect the Transactions as if they had occurred on March 31, 2018. The unaudited pro forma combined statements of operations combine the results of operations of Microchip and Microsemi for the fiscal year ended March 31, 2018 and the four fiscal quarters ended April 1, 2018, respectively as if the Transactions had occurred on April 1, 2017. Microsemi’s most recent fiscal year ended October 1, 2017. Therefore, we have calculated its operating results for the twelve months ended April 1, 2018 as disclosed in Note 7. The unaudited pro forma combined balance sheet as of March 31, 2018 was prepared utilizing the Microsemi historical balance sheet as of April 1, 2018. The unaudited pro forma combined statements of operations for the year ended March 31, 2018 was prepared utilizing the Microsemi historical income statement for the four fiscal quarters ended April 1, 2018.

The unaudited pro forma combined financial statements have been prepared for illustrative purposes only and are not necessarily indicative of the consolidated financial position or results of operations in future periods or the results that actually would have been achieved had Microchip and Microsemi been a combined company during the respective periods presented. These unaudited pro forma combined financial statements should be read in conjunction with Microchip’s 2018 Annual Report as well as Microsemi’s historical consolidated financial statements and related notes included in its Annual Report on Form 10-K for the fiscal year ended October 1, 2017 filed with the SEC on November 14, 2017 and Microsemi’s historical consolidated financial statements and related notes included in its Quarterly Report on Form 10-Q for the six months ended April 1, 2018 filed with the SEC on April 27, 2018 incorporated by reference herein. Certain reclassifications have been made to the historical presentation of Microchip and Microsemi to conform to the presentation used in the unaudited pro forma condensed combined financial statements, as described below in Note 5.

Microchip expects to incur costs and realize benefits associated with integrating the operations of Microchip and Microsemi. The unaudited pro forma combined financial statements do not reflect the costs of any integration activities or any benefits that may result from operating efficiencies or revenue synergies. The unaudited pro forma condensed combined statement of operations does not reflect any non-recurring charges directly related to the acquisition that the combined company may incur upon completion of the Transactions.

Note 3—Estimated preliminary purchase price consideration

The table below represents the total estimated preliminary purchase price consideration (amounts in millions):

Total number of shares of Microsemi common stock outstanding as of April 24, 2018	118.0
$68.78 per share purchase price	$8,113.3
Exchange of unvested share-based payment awards	13.0

Total	$8,126.3

Note 4—Estimated preliminary purchase price allocation

The table below represents the estimated preliminary purchase price allocation to the net assets acquired based on their estimated fair values, as well as the associated estimated useful lives of the acquired intangible assets (amounts in millions). Such amounts were estimated using the most recent unaudited financial statements of Microsemi as of April 1, 2018. Microchip does not believe the use of Microsemi’s balances as of April 1, 2018 instead of March 31, 2018 will result in a materially different allocation, however, certain amounts, such as the balances of cash and cash equivalents, accounts receivable, inventories, accounts payable and other current liabilities may vary based upon changes in Microsemi’s balances between April 1, 2018 and the actual closing date of the Merger, with offsetting changes to goodwill. As the final valuations are completed, increases or decreases in the fair value of relevant balance sheet amounts will result in adjustments, which may result in material differences from the information presented herein. Microchip’s consolidated financial statements as of June 30, 2018 will include updated amounts if the Merger closes prior to that date.

Fair Value
Assets acquired
Cash and cash equivalents	$223.2
Accounts receivable, net	292.2
Inventories	678.3
Prepaid expenses and other current assets	71.9
Property, plant and equipment, net	246.2
Goodwill	4,177.9
Intangible assets	5,400.0
Long-term deferred tax asset	68.7
Other assets	87.7

Total assets acquired	11,246.1
Liabilities assumed
Accounts payable	(162.6)
Other current liabilities	(131.0)
Short-term and long-term debt	(1,976.0)
Long-term deferred tax liabilities	(726.6)
Long-term income tax payable	(86.1)
Other long-term liabilities	(37.5)

Total liabilities assumed	(3,119.8)

Purchase price allocated	$8,126.3

Note 5—Reclassification adjustments

Certain reclassifications have been made to the historical presentation of Microsemi to conform to the presentation used in the unaudited pro forma condensed combined financial statements. They include the following:

Unaudited pro forma condensed combined balance sheet

•	Approximately $86.1 million reclassified from other long-term liabilities to long-term income tax payable.

Note 6—Pro forma adjustments

The following is a description of the unaudited pro forma adjustments reflected in the unaudited pro forma condensed combined financial statements:

Adjustments to the pro forma condensed combined balance sheet:

(1)The pro forma adjustments to cash and cash equivalents and short-term investments reflects the cash paid for the Merger as follows (amounts in millions):

Cash portion of purchase consideration	$8,113.3
Fees and expenses	75.0
Proceeds from the Term Loan Facility	(1,000.0)
Proceeds from the Revolving Credit Facility	(3,000.0)
Proceeds from other debt financing	(2,000.0)

Total proceeds from debt borrowings	(6,000.0)

Total cash and cash equivalents and short-term investments used for purchase consideration	$2,188.3

As a condition of closing on the Merger of Microsemi, the Company will be required to settle Microsemi’s outstanding indebtedness, which is estimated to require $1.976 billion in cash. The Company expects to use a portion of its cash on hand, cash generated from other debt financing and borrowings under its Term Loan Facility and Revolving Credit Facility to repay or satisfy Microsemi’s debt.

(2) The pro forma adjustment to inventory reflects approximately $412.7 million of fair value write-up of acquired inventory at the assumed closing date of the Merger. The increased valuation of the inventory will increase cost of sales as the acquired inventory is sold after the closing date of the Merger. There is no continuing effect of the acquired inventory adjustment on the combined operating results and, as such, this adjustment is not included in the unaudited pro forma condensed combined statements of operations.

(3) The pro forma adjustment to property, plant, and equipment, net, reflects approximately $22.4 million of fair value write-up of acquired owned property and manufacturing equipment.

(4) The pro forma adjustment to goodwill includes the following (amounts in millions):

Elimination of Microsemi’s historical goodwill balance	$(2,538.4)
Addition of goodwill as a result of the estimated preliminary purchase price allocation	4,177.9

Total pro forma adjustment to goodwill	$1,639.5

(5) The pro forma adjustment to intangible assets, net includes the following (amounts in millions):

Elimination of Microsemi’s historical intangible asset balance	$(698.6)
Addition of intangible assets as a result of the estimated preliminary purchase price allocation (A)	5,400.0

Total pro forma adjustment to intangible assets, net	$4,701.4

(A) The addition of intangible assets as a result of the estimated preliminary purchase price allocation is comprised of the following:

	Estimated useful life (in years)	(in millions)
Developed technology	10-15	$3,100.0
In-process technology	10-15	400.0
Customer relationships	5	1,800.0
Product backlog	1-2	100.0

Total purchased intangible assets		$5,400.0

(6) The pro forma adjustments to accrued liabilities represents non-recurring Merger costs of $125.0 million.

(7) The pro forma adjustments to long-term debt include the following (amounts in millions):

Proceeds from the Term Loan Facility	$3,000.0
Proceeds from the Revolving Credit Facility	1,000.0	(a)
Proceeds from other debt financing	2,000.0

Total proceeds from long-term debt borrowings	6,000.0
Write-off deferred financing fees that are recorded as a reduction of debt	29.5
Incremental amount to repay Microsemi debt upon close of the Merger	64.6
Costs incurred to raise new debt	(75.0)

Total pro forma adjustments to the long-term debt	$6,019.1

(a) As a condition of closing on the Merger of Microsemi, the Company will be required to settle Microsemi’s outstanding indebtedness, which is estimated to require $1.976 billion in cash. The Company expects to use a portion of its cash on hand, cash generated from other debt financing and borrowings under its Term Loan Facility and Revolving Credit Facility to repay or satisfy Microsemi’s debt.

(8) The pro forma adjustments to deferred tax assets and liabilities include deferred tax assets and liabilities established on the preliminary purchase price allocation.

(9) The pro forma adjustments to total equity include the following (amounts in millions):

Elimination of Microsemi’s historical equity balances	$(2,086.4)
Expense recognized on transaction fees	(125.0)
Exchange of unvested share-based payment awards	13.0

Total pro forma adjustment to intangible assets, net	$(2,198,4)

(b) Such estimated amount does not include certain payments that may be made to certain members of management of Microsemi.

Adjustments to the pro forma condensed combined statements of operations:

(A) The amortization of acquired intangible assets pro forma adjustments are as follows (amounts in millions):

Year ended March 31, 2018
Elimination of Microsemi’s historical acquired intangible asset amortization	$(192.0)
Addition of the Microchip’s estimated acquired intangible asset amortization	500.0

Total pro forma amortization of acquired intangible assets adjustments	$308.0

(B) The pro forma adjustments to interest income relates to the lost interest income of Microchip as the Company will be required to utilize its cash and investments concurrently with the closing of the Merger to pay off Microsemi’s outstanding debt.

(C) The pro forma adjustments to interest expense are as follows (amounts in millions):

Year ended March 31, 2018
Elimination of Microsemi’s historical interest expense	$(90.3)
Interest expense on debt borrowed to complete the Merger and repay Microsemi’s outstanding debt	340.0
Interest expense related to the amortization of deferred financing fees	13.3

Total pro forma interest expense adjustments	$263.0

The Company will incur interest charges on additional debt under Microchip’s Term Loan Facility, Revolving Credit Facility and other debt financing for the Merger, including the borrowings that will be used to repay or satisfy Microsemi’s outstanding debt concurrently with the closing of the Merger. The interest was calculated using a weighted average interest rate of 4.25% on approximately $8.0 billion of debt used to finance the Merger plus $13.3 million of estimated amortization of deferred financing fees. A change in 0.10% in the interests rate on the debt would change interests expenses on a pro forma basis by $6.4 million for the fiscal year ended March 31, 2018.

(D) The pro forma adjustments to income tax provision (benefit) represent the estimated tax effect of pro forma adjustments (A) to (C) above at estimated tax rates. The pro forma tax benefit on these adjustments was lower than the U.S. Federal statutory rate as certain adjustments would affect foreign income, which is taxed at a lower rate.

(E) The pro forma adjustments to basic and diluted common shares outstanding were to eliminate Microsemi’s shares outstanding.

Note 7—Calculation of Microsemi operatings results for the four fiscal quarters ended April 1, 2018

Microsemi’s operating results for the four fiscal quarters ended April 1, 2018 were calculated as set forth in the table below. The fiscal year results for the year ended October 1, 2017 were scheduled from Microsemi’s Annual Report on Form 10-K filed with the SEC on November 14, 2017. Microsemi’s historical results for the year-to-date periods as of April 1, 2018 and April 2, 2017, were scheduled from the Quarterly Report on Form 10-Q for the six months ended April 1, 2018 filed with the SEC on April 27, 2018.

(in millions)	(X) Year ended October 1, 2017 Microsemi historical	(Y) Six months ended April 1, 2018 Microsemi historical	(Z) Six months ended April 2, 2017 Microsemi historical	(X) + (Y) - (Z) Four fiscal quarters ended April 1, 2018 Microsemi historical
		(unaudited)	(unaudited)
Net sales	$1,811.8	$960.9	$878.4	$1,894.3
Cost of sales	654.3	382.0	317.8	718.5

Gross profit	1,157.5	578.9	560.6	1,175.8
Operating expenses:
Research and development	341.6	181.8	169.2	354.2
Selling, general and administrative	330.7	185.1	166.2	349.6
Amortization of acquired intangible assets	191.7	92.4	92.1	192.0
Special (income) charges, net	23.2	8.6	8.2	23.6

	887.2	467.9	435.7	919.4
Operating income	270.3	111.0	124.9	256.4
Other expense:
Interest expense, net	(97.7)	(44.4)	(51.8)	(90.3)
Other expense, net	(36.5)	(4.4)	(1.6)	(39.3)

Income before income taxes	136.1	62.2	71.5	126.8
Income tax (benefit) provision	(40.2)	2.0	10.9	(49.1)

Net income	$176.3	$60.2	$60.6	$175.9

Basic net income per common share attributable to common stockholders	$1.54	$0.51	$0.53	$1.51

Diluted net income per common share attributable to common stockholders	$1.51	$0.50	$0.52	$1.49

Basic common shares outstanding	114.9	117.2	114.4	117.6

Diluted common shares outstanding	117.1	119.3	116.6	119.8